Exhibit 15.2

4 March 2016

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made pursuant to Item 16F (a) of Form 20-F in the paragraphs entitled “Deloitte’s reports in the past two years”on page 181 and “Auditor”on page 196 of Santander UK plc’s Annual Report on Form 20-F dated 4 March 2016, and we agree with the statements therein.

Yours truly,

/s/ Deloitte LLP
Deloitte LLP